SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 14, 2002

CTN MEDIA GROUP, INC.

Delaware (state of other jurisdiction of incorporation)	0-19997 (Commission File Number)	13-3557317 (IRS Employer Identification No.)

3350 Peachtree Road NE, Suite 1500, Atlanta, Georgia  30326

(Address of principal office)

Registrant’s telephone number, including area code (404) 256-4444

(Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS

On August 14, 2002, CTN Media Group, Inc. (the “Company”) received two letters from The Nasdaq SmallCap Market indicating issues regarding its compliance with the rules for continued listing.  The first letter stated that for the last 30 consecutive trading days, the Company’s common stock has not maintained a minimum market value of publicly held shares (“MVPHS”) of $1,000,000, as required for continued inclusion by Marketplace Rule 4310(c)(7).  Therefore, in accordance with Marketplace Rule 4310(c)(8)(B), the Company has 90 calendar days, or until November 12, 2002, to regain compliance.  If at any time before November 12, 2002 the MVPHS of the Company’s common stock is $1,000,000 or more for a minimum of 10 consecutive trading days, The NASDAQ SmallCap Market will notify the Company that it complies with the rule.  If compliance cannot be demonstrated by November 12, 2002, The NASDAQ SmallCap Market will provide written notification to the Company that its common stock will be delisted.  At that time, the Company may appeal the delisting determination to The NASDAQ Listing Qualification Panel.

The second letter stated that for the last 30 consecutive trading days, the price of the Company’s common stock has closed below the minimum $1.00 bid per share requirement for continued inclusion under Marketplace Rule 4310(c) (4).  Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company has 180 calendar days, or until February 10, 2003, to regain compliance.  If at anytime before February 10, 2003, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days, The NASDAQ SmallCap Market will notify the Company that it complies with the rule.  If compliance cannot be demonstrated by February 10, 2003, The Nasdaq SmallCap Market will determine whether the Company meets the initial listing criteria for The Nasdaq SmallCap Market under Marketplace Rule 4310(c)(2)(A).  If it meets the initial listing criteria, the Company will be granted an additional 180-calendar day grace period to demonstrate compliance with the $1.00 minimum bid price requirement.  If the Company fails to meet these requirements, it will be subject to delisting from The Nasdaq SmallCap Market, at which time the Company can appeal the delisting decision to The Nasdaq Listing Qualification Panel.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 27, 2002	CTN MEDIA GROUP, INC.

	By:	/s/ Patrick Doran
Patrick Doran
Chief Financial Officer